Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated April 6, 2022, with respect to the consolidated balance sheets of T Stamp Inc. and Subsidiaries (the “Company”) as of December 31, 2021 and 2020 and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit), and cash flows for the years then ended, which appears in the accompanying Form S-1/A of T Stamp Inc. (D/B/A Trust Stamp). Our report contains an explanatory paragraph regarding the Company’s liquidity.

We also consent to the reference to our firm under the caption “Experts” in the accompanying Form S-1/A.

/s/  Cherry Bekeart LLP

Atlanta, Georgia

January 10, 2023